Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
 (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 20, 2009. The purposes of the meeting was to elect four (4) Trustees. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Ann Torre Bates, David W. Niemiec, Larry D. Thompson and Robert E. Wade.* No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal; The election of four Trustees:



Term Expiring        For       % of       % of    With      % of 	% of
2012                         outstanding Shares   held   outstanding   Shares
                               Shares     Voted           Shares      Present
                                                                    and Voting
Ann Torre Bates	  14,146,699   78.28%    93.98%  905,556    5.01%	6.02%
David W. Niemiec  14,162,041   78.36%    94.09%  890,214    4.93%	5.91%
Larry D. Thompson 14,135,519   78.21%    93.91%  916,736    5.07%	6.09%
Robert E. Wade	  14,149,904   78.29%    94.01%  902,351    4.99%	5.99%


*Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson, Frank A. Olson and Constantine D. Tseretopoulos.